As filed with the Securities and Exchange Commission on October 2, 2023

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRESH2 GROUP LIMITED

(Exact name of Registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

650 5TH AVE STE 2416

NEW YORK, NY 10019-6108

United States

(Address and telephone number of Registrant’s principal executive offices)

2022 Share Incentive Plan 2

2023 Share Incentive Plan

(Full title of the plans)

Xiaoyu Li

Chief Financial Officer and Director

Tel: +1-917 3976890

650 5TH AVE STE 2416

NEW YORK, NY 10019-6108

United States

(Name, address and telephone number of agent for service)

Copies to:

Pang Zhang-Whitaker, Esq.

Carter Ledyard & Milburn LLP

28 Liberty Street, 41st Floor

New York, NY 10005

212-732-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant in accordance with the requirements of Form S-8 under the Securities Act in order to register (1) 1,900,000 Class A Ordinary Shares of the Registrant, par value US$0.01 per share, issuable pursuant to the 2022 Share Incentive Plan 2 (the “2022 Plan”) adopted by the Board of Directors of the Company, and (2) 41,000,000 Class A Ordinary Shares of the Registrant, par value US$0.01 per share, issuable pursuant to the 2023 Share Incentive Plan (the “2023 Plan”, together with the 2022 Plan, the “Plans”) adopted by the Board of Directors of the Company.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 16, 2023.

(b)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 16, 2022.

(c)	Our Current Reports on Form 6-K, filed with the SEC on January 20, 2023 (2 filings), January 24, 2023, February 9, 2023, February 13, 2023, February 15, 2023, March 6, 2023, March 7, 2023, March 20, 2023, March 23, 2023, April 4, 2023, April 5, 2023, April 7, 2023, April 10, 2023 (1st filing), April 10, 2023 (2nd filing), May 10, 2023, May 16, 2023, May 17, 2023, June 15, 2023 (1st filing), June 15, 2023 (2nd filing), July 7, 2023, July 17, 2023, July 21, 2023 (1st filing), July 21, 2023 (2nd filing), July 26, 2023, July 28, 2023 (1st filing), July 28, 2023 (2nd filing), August 15, 2023, August 21, 2023, August 28, 2023, September 12, 2023.

(d)	The description of the Registrant’s Class A Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39137) filed with the Commission on November 15, 2019, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The Registrant’s fifth amended and restated memorandum and articles of association (the “Articles”) provide that the Registrant shall indemnify and secure harmless every director (including alternate director appointed pursuant to the provisions of the Articles), secretary, assistant secretary, or other officer for the time being and from time to time of the Registrant (but not including the Registrant’s auditors) and the personal representatives of the same (each an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by an Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the British Virgin Islands or elsewhere.

Pursuant to the form of indemnification agreement, which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-234408), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement, which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-234408), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on October 2, 2023.

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Haohan Xu his true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the indicated capacities on October 2, 2023.

Signature	Title	Date

/s/ Haohan Xu	Chairman of the Board of Directors and	October 2, 2023
Name: Haohan Xu	Chief Executive Officer

/s/ Xiaoyu Li	Chief Financial Officer and director	October 2, 2023
Name: Xiaoyu Li

/s/ Yidong Hu	Chief Strategy Officer	October 2, 2023
Name: Yidong Hu

/s/ Tianruo Pu	Director	October 2, 2023
Name: Tianruo Pu

/s/ Zhigang Zhao	Director	October 2, 2023
Name: Zhigang Zhao

/s/ Honggang Tian	Director	October 2, 2023
Name: Honggang Tian

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registration Statement of the Registrant on Form F-1, as amended, initially filed on November 15, 2019 (Registration No. 333-234408))

4.2	Form of Deposit Agreement dated February 3, 2020, as amended as of November 4, 2022, among the Registrant, Citibank, N.A., as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a) to the Registration Statement of the Registrant on Form F-6, as amended, initially filed on November 7, 2019 (File No. 333-234548))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, British Virgin Islands counsel to the Registrant, regarding the validity of the Class A ordinary shares being registered

10.1*	2022 Share Incentive Plan 2 adopted on August 28, 2022

10.2*	2023 Share Incentive Plan adopted on August 23, 2023

23.1*	Consent of Marcum Asia CPAs LLP, an Independent Registered Public Accounting Firm

23.2*	Consent of Friedman LLP, an Independent Registered Public Accounting Firm

23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.